Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SBC MEDICAL GROUP HOLDINGS INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee (3)
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	Rule 457(g)	12,134,375	(1)	$11.50	(2)	$139,545,312	0.0001531	$21,364.39
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	9,350,846	(3)	$8.765	(4)	81,960,165	$0.0001531	$12,548.10
Fees to be Paid	Equity	Warrants to purchase Common Stock	Rule 457(g)	634,375	(5)	$—	(6)	$—	—	$—
	Total Offering Amounts							$221,505,477		$33,912.49
	Total Fees Previously Paid									$—
	Total Fee Offsets									—
	Net Fee Due									$33,912.49

(1)	Represents the issuance by the registrant of (i) 11,500,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), that may be issued upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally sold as part of units in the registrant’s initial public offering (the “IPO”), and (ii) 634,375 shares of Common Stock that may be issued upon the exercise of the 634,375 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) originally sold as part of private placement units in a private placement that closed simultaneously with the consummation of the IPO. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(2)	Based on the $11.50 exercise price of a Warrant in accordance with Rule 457(g) under the Securities Act.

(3)	Represents the resale of 9,350,846 shares of Common Stock by the selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1 (“Selling Securityholders”). Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(4)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s Common Stock on the Nasdaq Global Market on October 3, 2024 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)	Represents the resale of the Private Placement Warrants.

(6)	No fee pursuant to Rule 457(g) under the Securities Act.